Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS THIRD QUARTER 2007 RESULTS

•	Strong performance in Commercial and Consumer Business drives year-over-year earnings growth

•	Selling, general and administrative expense ratio continues to improve, declining by 90 basis points from the prior year quarter

•	Company repurchased 30.1 million shares of its common stock during the third quarter for $2.4 billion

Indianapolis, IN – October 24, 2007 – WellPoint, Inc. (NYSE: WLP) today announced that third quarter 2007 net income was $868.0 million, or $1.45 per share, which included $0.01 per share in net realized investment gains. Net income in the third quarter of 2006 was $810.8 million, or $1.29 per share, which included $0.04 per share in tax benefits due to a change in the Company’s state tax apportionment factors, and net realized investment gains of $0.01 per share.

“We are pleased with our financial results for the third quarter and they reinforce the confidence we have in our future outlook. Our commercial health business performed particularly well during the quarter, and with more than 700,000 new members having joined WellPoint so far this year, we are now delivering more products and services to the marketplace than ever before,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “Importantly, we are continuing to find ways to operate more efficiently and reduce administrative costs as a percentage of revenue while providing superior service to our members.”

“In 2008, we expect continued strong enrollment gains in National Accounts to be accompanied by new membership from our Medicaid contract awards in South Carolina and Indiana, and additional growth in our other commercial and senior businesses. Customers recognize the excellent value proposition we bring to the marketplace, and we expect to add more than 1,000,000 members in 2008. While we will release our detailed 2008 financial guidance in December, we remain committed to our earnings per share growth target of at least 15 percent,” added Braly.

“We are committed to managing capital in a manner that improves our business and enhances equity returns for our shareholders,” said Wayne S. DeVeydt, chief financial officer of WellPoint, Inc. “We continued to execute on our share repurchase program during the third quarter, and through the first nine months of this year, we have repurchased 54.4 million shares of our common stock for $4.3 billion.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.8 million members at September 30, 2007, an increase of 615,000 members from 34.2 million reported at September 30, 2006. The increase was driven by National Accounts and State Sponsored business, which added 511,000 members and 336,000 members, respectively, over the last twelve months. Growth from the prior year in State Sponsored business excludes the impact of the change in the Company’s 50 percent ownership interest in a joint venture in Puerto Rico to a smaller percentage ownership in the joint venture’s parent company. Accordingly, the Company no longer includes the 222,000 members related to this investment in its enrollment but continues to realize financial benefits from these members.

Enrollment increased by 38,000 members during the third quarter of 2007, as growth of 100,000 members in the Company’s Blue-branded businesses was partially offset by declines of 62,000 members in the non-Blue branded businesses.

Operating Revenue: Operating revenue was $15.0 billion in the third quarter of 2007, an increase of 5.2 percent from $14.2 billion in the prior year third quarter. The increase resulted primarily from disciplined pricing in the Company’s Local Group business and growth in State Sponsored and Medicare Advantage membership.

Benefit Expense Ratio: The benefit expense ratio was 81.8 percent in the third quarter of 2007, an increase of 50 basis points from 81.3 percent in the prior year quarter. The increase was driven by an increase in the Specialty, Senior, and State Sponsored Business reporting segment, partially offset by a decline in the benefit expense ratio for the Commercial and Consumer Business segment.

The third quarter 2007 benefit expense ratio in the Company’s Senior business was higher than anticipated primarily due to the Centers for Medicare & Medicaid Services (“CMS”) reconciliation of 2006 Medicare Part D claims activity. This process resulted in an amount due to CMS for Medicare Part D risk sharing that was higher than the Company’s original projections. Accordingly, the Company recorded a charge in the third quarter that increased the consolidated benefit expense ratio by approximately 40 basis points. This charge related to claims activity for 2006 and 2007.

Higher claims experience in State Sponsored operations also increased the Company’s overall benefit expense ratio from the third quarter of 2006. Contract negotiations in Connecticut and California are on-going and the Company continues to anticipate favorable resolutions that will allow it to continue to administer programs in both states into the future with acceptable margins. The Company expects to receive rate increases retroactive to July 1, 2007, in Connecticut, and October 1, 2007, in California.

These increases were partially offset by a decline in the Commercial and Consumer Business benefit expense ratio from the third quarter of 2006, reflecting the Company’s commitment to disciplined pricing. The results from this segment represent over 70 percent of consolidated operating revenue.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

For the rolling 12-month period ended September 30, 2007, the primary driver of medical trend was the increase in unit cost. The Company continues to price its business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Based on medical trends through the first three quarters of 2007, the Company continues to believe its 2007 medical cost trend estimate of less than 8.0 percent is appropriate.

SG&A Expense Ratio: The SG&A expense ratio was 14.6 percent in the third quarter of 2007, a decrease of 90 basis points from 15.5 percent in the third quarter of 2006. The ratio improved year-over-year due to the Company’s continued focus on optimizing administrative costs and spreading expenses across a growing revenue base. General and administrative expenses were $23.9 million lower in the third quarter of 2007 than in the prior year period, despite the addition of more than 700,000 new members to the Company’s enrollment base during 2007.

Operating Cash Flow: For the nine months ended September 30, 2007, operating cash flow totaled $3.2 billion, or 1.3 times net income. Third quarter 2007 operating cash flow totaled $533.3 million, as the Company received only two CMS monthly payments averaging $538.9 million each. For the quarter, operating cash flow was 0.6 times net income. If three monthly CMS payments had been received during the quarter, operating cash flow would have been 1.2 times net income.

Days in Claims Payable: Days in claims payable as of September 30, 2007, was 46.8 days, an increase of 1.3 days from 45.5 days as of June 30, 2007. The increase was primarily due to lower benefit expense per day, increased accruals for provider settlements, and the timing of pharmacy benefit management (“PBM”) payments, partially offset by a reduction in the length of time between the date of service and claims payment.

Share Repurchase Program: During the third quarter of 2007, the Company repurchased 30.1 million shares of its common stock for $2.4 billion. At September 30, 2007, cash and investments held at the parent company and available for general corporate use totaled $2.0 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial and Consumer Business (“CCB”), Specialty, Senior, and State Sponsored Business (“4SB”), and Other, which includes FEP business, National Government Services, Inc., intersegment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended September 30				Nine Months Ended September 30
(In millions)	2007	2006	Change		2007	2006	Change
Operating Revenue
CCB	$10,561.0	$10,215.1	3.4%		$31,494.8	$30,280.9	4.0%
4SB	3,373.6	2,912.7	15.8%		10,113.8	8,537.7	18.5%
Other:
External Customers	1,446.4	1,467.1	(1.4)%		4,421.2	4,053.9	9.1%
Intersegment Eliminations	(414.3)	(372.9)	(11.1)%		(1,225.2)	(1,055.5)	(16.1)%
Other	1,032.1	1,094.2	(5.7)%		3,196.0	2,998.4	6.6%

Total Operating Revenue	14,966.7	14,222.0	5.2%		44,804.6	41,817.0	7.1%

Operating Gain (Loss)
CCB	$1,100.0	$936.4	17.5%		$3,127.7	$2,824.8	10.7%
4SB	224.0	284.3	(21.2)%		580.0	737.3	(21.3)%
Other	(26.4)	(13.1)	(101.5)%		(2.8)	(46.9)	94.0%
Operating Margin
CCB	10.4%	9.2%	120	bp	9.9%	9.3%	60	bp
4SB	6.6%	9.8%	(320)	bp	5.7%	8.6%	(290)	bp

Commercial and Consumer Business: Operating gain for the CCB segment was $1.1 billion in the third quarter of 2007, an increase of 17.5 percent compared to $936.4 million in the third quarter of 2006. Operating performance continued to improve in this segment primarily due to disciplined pricing in the Local Group business. Employers and consumers continue to find excellent value in the Company’s product offerings, which include broad and cost-effective provider networks, innovative and flexible health benefit designs, and distinctive customer service.

The CCB benefit expense ratio declined by 40 basis points from the third quarter of 2006, and the SG&A expense ratio continued to improve, as the Company remained disciplined in its pricing and continued to leverage administrative costs across a growing revenue base.

Specialty, Senior, and State Sponsored Business: Operating gain for the 4SB segment totaled $224.0 million in the third quarter of 2007, a decrease of 21.2 percent compared to $284.3 million in the third quarter of 2006. The decrease was primarily attributable to higher-than-expected costs recorded in the current quarter as a result of the accrual for CMS Medicare Part D 2006 and 2007 risk sharing payments.

Other: Operating loss for the Other segment totaled $26.4 million in the third quarter of 2007, which compares to an operating loss of $13.1 million in the third quarter of 2006. The change resulted primarily from higher corporate expenses during the quarter.

OUTLOOK

Full Year 2007:

•	The Company now expects net income of $5.56 per share, representing growth of 15.4% over 2006.

•	Year-end medical enrollment is now expected to be approximately 34.9 million members, representing growth for the year of 800,000 members.

•	Operating revenue is now expected to total approximately $60.2 billion.

•	The benefit expense ratio is now expected to be approximately 82.0 percent.

•	The SG&A expense ratio is now expected to be approximately 14.7 percent.

•	The Company now expects operating cash flow of $4.2 billion, or 1.2 times net income.

Full Year 2008:

•

The Company is in the process of finalizing its 2008 annual plan and remains committed to its earnings per share growth model of at least 15 percent. The Company will provide formal guidance for 2008 at its Investor Conference on December 11, 2007. A live webcast of this event will be available at www.wellpoint.com.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its third quarter earnings results and updated outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 857271. The replay will be available from 1:45 p.m. EDT today until the end of the day on November 7, 2007. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Shannon Troughton, 317-488-6789

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	September 30, 2007	September 30, 2006	December 31, 2006	September 30, 2006	December 31, 2006
Customer Type
Local Group (1)	16,649	16,665	16,766	(0.1)%	(0.7)%
Individual	2,432	2,508	2,488	(3.0)%	(2.3)%
National Accounts (1)	6,388	6,225	6,136	2.6%	4.1%
BlueCard	4,562	4,214	4,279	8.3%	6.6%

Total National	10,950	10,439	10,415	4.9%	5.1%

Senior	1,250	1,195	1,193	4.6%	4.8%
State Sponsored (2)	2,141	2,027	1,882	5.6%	13.8%
FEP	1,383	1,356	1,357	2.0%	1.9%

Total	34,805	34,190	34,101	1.8%	2.1%

Funding Arrangement
Self-Funded	17,571	16,937	16,745	3.7%	4.9%
Fully-Insured	17,234	17,253	17,356	(0.1)%	(0.7)%

Total	34,805	34,190	34,101	1.8%	2.1%

Reportable Segment
Commercial & Consumer Business	30,031	29,612	29,669	1.4%	1.2%
Senior & State Sponsored	3,391	3,222	3,075	5.2%	10.3%
Other	1,383	1,356	1,357	2.0%	1.9%

Total	34,805	34,190	34,101	1.8%	2.1%

Specialty Metrics
PBM Prescription Volume (3)	93,694	90,308	95,685	3.7%	(2.1)%
Behavioral Health Membership	20,168	16,048	16,937	25.7%	19.1%
Life and Disability Membership	5,665	5,956	5,970	(4.9)%	(5.1)%
Dental Membership	5,008	5,193	5,270	(3.6)%	(5.0)%
Vision Membership	2,367	1,255	1,536	88.6%	54.1%
Medicare Part D Membership (4)	1,596	1,569	1,568	1.7%	1.8%

(1)

Effective January 1, 2007, WellPoint revised its definition of a National Account to include multi-state employers primarily headquartered in a WellPoint service area with 1,000 or more eligible employees, of which at least 5% or more are located in a service area outside of the headquarter state.

(2)

During the fourth quarter of 2006, the Company’s ownership of a joint venture in Puerto Rico changed from a 50 percent ownership of a Medicaid managed care subsidiary to a smaller percentage ownership in the joint venture’s parent company. Accordingly, for December 31, 2006 and subsequent periods, the Company no longer includes the 222,000 members related to this investment in its reported enrollment.

(3)	Represents quarterly prescription volume at the Company’s PBM operation.
(4)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30
(In millions, except per share data)	2007	2006	Change
Revenues
Premiums	$13,905.6	$13,180.3	5.5%
Administrative fees	911.9	891.3	2.3%
Other revenue	149.2	150.4	(0.8)%

Total operating revenue	14,966.7	14,222.0	5.2%
Net investment income	257.7	222.8	15.7%
Net realized gains on investments	9.5	4.6	106.5%

Total revenues	15,233.9	14,449.4	5.4%
Expenses
Benefit expense	11,379.8	10,712.9	6.2%
Selling, general and administrative expense
Selling expense	430.8	415.7	3.6%
General and administrative expense	1,759.1	1,783.0	(1.3)%

Total selling, general and administrative expense	2,189.9	2,198.7	(0.4)%
Cost of drugs	99.4	102.8	(3.3)%
Interest expense	119.6	105.6	13.3%
Amortization of other intangible assets	73.8	74.8	(1.3)%

Total expenses	13,862.5	13,194.8	5.1%

Income before income taxes	1,371.4	1,254.6	9.3%

Income taxes	503.4	443.8	13.4%

Net income	$868.0	$810.8	7.1%

Net income per diluted share	$1.45	$1.29	12.4%

Diluted shares	597.0	630.6	(5.3)%

Benefit expense as a percentage of premiums	81.8%	81.3%	50	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.6%	15.5%	(90)	bp
Income before income taxes as a percentage of total revenues	9.0%	8.7%	30	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30
(In millions, except per share data)	2007	2006	Change
Revenues
Premiums	$41,598.9	$38,678.0	7.6%
Administrative fees	2,760.3	2,690.4	2.6%
Other revenue	445.4	448.6	(0.7)%

Total operating revenue	44,804.6	41,817.0	7.1%
Net investment income	757.7	653.4	16.0%
Net realized gains (losses) on investments	10.6	(11.4)	—

Total revenues	45,572.9	42,459.0	7.3%

Expenses
Benefit expense	34,214.4	31,424.7	8.9%
Selling, general and administrative expense
Selling expense	1,283.4	1,230.3	4.3%
General and administrative expense	5,298.4	5,333.1	(0.7)%

Total selling, general and administrative expense	6,581.8	6,563.4	0.3%
Cost of drugs	303.5	313.7	(3.3)%
Interest expense	322.6	303.5	6.3%
Amortization of other intangible assets	215.5	223.1	(3.4)%

Total expenses	41,637.8	38,828.4	7.2%

Income before income taxes	3,935.1	3,630.6	8.4%

Income taxes	1,448.8	1,336.8	8.4%

Net income	$2,486.3	$2,293.8	8.4%

Net income per diluted share	$4.06	$3.54	14.7%

Diluted shares	612.6	647.1	(5.3)%

Benefit expense as a percentage of premiums	82.2%	81.2%	100	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.7%	15.7%	(100)	bp
Income before income taxes as a percentage of total revenues	8.6%	8.6%	0	bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,824.0	$2,602.1
Investments available-for-sale, at fair value	3,927.2	2,449.9
Other invested assets, current	38.8	72.8
Accrued investment income	161.6	157.2
Premium and self-funded receivables	2,801.0	2,335.3
Other receivables	1,161.8	1,172.7
Securities lending collateral	891.5	904.7
Deferred tax assets, net	563.5	642.6
Other current assets	1,318.3	1,284.5

Total current assets	13,687.7	11,621.8
Long-term investments available-for-sale, at fair value	14,884.2	15,687.4
Property and equipment, net	957.8	988.6
Goodwill	13,544.5	13,383.5
Other intangible assets	9,296.9	9,396.2
Other noncurrent assets	528.6	497.4

Total assets	$52,899.7	$51,574.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,785.4	$5,290.3
Reserves for future policy benefits	74.1	76.3
Other policyholder liabilities	2,212.4	2,055.7

Total policy liabilities	8,071.9	7,422.3
Unearned income	985.7	987.9
Accounts payable and accrued expenses	3,046.1	3,242.2
Income taxes payable	22.0	538.2
Security trades pending payable	92.0	124.8
Securities lending payable	891.5	904.7
Current portion of long-term debt	321.5	521.0
Other current liabilities	1,648.3	1,397.4

Total current liabilities	15,079.0	15,138.5

Long-term debt, less current portion	8,381.0	6,493.2
Reserves for future policy benefits, noncurrent	654.2	646.9
Deferred tax liability, net	2,914.4	3,350.2
Other noncurrent liabilities	2,197.2	1,370.3

Total liabilities	29,225.8	26,999.1

Shareholders’ equity
Common stock	5.7	6.1
Additional paid-in capital	18,976.9	19,863.5
Retained earnings	4,612.0	4,656.1
Accumulated other comprehensive income	79.3	50.1

Total shareholders’ equity	23,673.9	24,575.8

Total liabilities and shareholders’ equity	$52,899.7	$51,574.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30
(In millions)	2007	2006
Operating activities
Net income	$2,486.3	$2,293.8
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	(10.6)	11.4
Loss on disposal of assets	10.3	0.4
Deferred income taxes	(229.4)	27.8
Amortization, net of accretion	350.7	348.9
Depreciation expense	91.4	101.3
Share-based compensation	153.6	212.3
Excess tax benefits from share-based compensation	(141.4)	(113.4)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(441.4)	(676.2)
Other invested assets, current	34.4	(98.5)
Other assets	(61.0)	(229.4)
Policy liabilities	638.0	806.8
Unearned income	(3.4)	0.6
Accounts payable and accrued expenses	(199.0)	(45.2)
Other liabilities	158.3	122.7
Income taxes	424.8	(150.0)
Other, net	(21.3)	—

Net cash provided by operating activities	3,240.3	2,613.3

Investing activities
Purchases of fixed maturity securities	(7,131.4)	(9,310.2)
Proceeds from sales and maturities of fixed maturity securities	5,914.7	9,121.1
Purchase of equity securities	(1,147.7)	(2,136.1)
Proceeds from sales of equity securities	1,750.9	1,841.5
Changes in securities lending collateral	13.2	490.9
Purchases of subsidiaries, net of cash acquired	(298.5)	(25.0)
Purchases of property and equipment	(211.5)	(130.5)
Proceeds from sales of property and equipment	52.6	11.3
Other, net	(30.9)	(24.7)

Net cash used in investing activities	(1,088.6)	(161.7)

Financing activities
Net (repayments of) proceeds from commercial paper borrowings	(97.3)	29.0
Proceeds from long-term borrowings	1,978.3	2,668.9
Repayment of long-term borrowings	(206.2)	(2,159.5)
Changes in securities lending payable	(13.2)	(490.9)
Changes in bank overdrafts	(12.9)	414.5
Repurchase and retirement of common stock	(4,325.3)	(4,000.0)
Proceeds from exercise of employee stock options and employee stock purchase plan	605.4	462.3
Excess tax benefits from share-based compensation	141.4	113.4

Net cash used in financing activities	(1,929.8)	(2,962.3)

Change in cash and cash equivalents	221.9	(510.7)
Cash and cash equivalents at beginning of period	2,602.1	2,740.2

Cash and cash equivalents at end of period	$2,824.0	$2,229.5

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Year Ended December 31
	2007	2006	2006	2005	2004
(In millions)	(Unaudited)
Gross medical claims payable, beginning of period	$5,290.3	$4,853.4	$4,853.4	$4,134.0	$1,836.0
Ceded medical claims payable, beginning of period	(51.0)	(27.7)	(27.7)	(31.9)	(8.7)

Net medical claims payable, beginning of period	5,239.3	4,825.7	4,825.7	4,102.1	1,827.3
Business combinations and purchase adjustments	15.2	(6.4)	(6.4)	784.5	2,331.0
Net incurred medical claims:
Current year	34,558.1	31,845.2	42,613.2	32,865.6	15,344.9
Prior years (redundancies) [1]	(336.2)	(576.5)	(617.7)	(644.9)	(171.9)

Total net incurred medical claims	34,221.9	31,268.7	41,995.5	32,220.7	15,173.0
Net payments attributable to:
Current year medical claims	29,053.6	26,830.6	37,486.0	28,997.1	12,453.2
Prior years medical claims	4,693.4	3,989.3	4,089.5	3,284.5	2,776.0

Total net payments	33,747.0	30,819.9	41,575.5	32,281.6	15,229.2
Net medical claims payable, end of period	5,729.4	5,268.1	5,239.3	4,825.7	4,102.1
Ceded medical claims, end of period	56.0	41.0	51.0	27.7	31.9

Gross medical claims payable, end of period	$5,785.4	$5,309.1	$5,290.3	$4,853.4	$4,134.0

Current year medical claims paid as a percent of current year net incurred medical claims	84.1%	84.3%	88.0%	88.2%	81.2	% [2]
Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	6.9%	13.6%	14.7%	18.7%	10.4%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported [3]	0.8%	1.8%	1.9%	4.2%	1.4%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions [3]	0.8%	1.5%	1.6%	2.1%	1.4%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
[2]

This ratio is impacted by having only one month of net incurred medical claims and payments for the former WellPoint Health Networks Inc. (“WHN”) in 2004. If WHN had not been included in 2004, current year medical claims payments would have been $12,057.7 million, current year net incurred medical claims would have been $13,835.1 million and the adjusted ratio would have been 87.2%.

[3]

For all periods presented, except for the year ended December 31, 2004 and the nine months ended September 30, 2007, the reported ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005 and WHN in 2004). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable - Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable—Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Nine Months Ended September 30, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - nine months ended September 30, 2006 (As Reported)	$576.5
Net incurred medical claims—year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.8%
Net incurred medical claims—year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.5%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2006 (As Reported)	$617.7
Net incurred medical claims—year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.9%
Net incurred medical claims—year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.6%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims—year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims—year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	2.1%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

WellPoint, Inc.

Operating Cash Flow as a Multiple of Net Income

(Unaudited)

	Three Months Ended September 30, 2007 (1)
($ In Millions)	As Reported	Average Monthly CMS Payment	Adjusted
Operating cash flow	$533.3	$538.9	$1,072.2
Net income	$868.0	–	$868.0
Operating cash flow as a multiple of net income	0.6	–	1.2

(1)

Operating cash flow for the three months ended September 30, 2007, included the receipt of only two monthly CMS payments, which averaged approximately $538.9 million per month. Due to the magnitude of these payments, the Company has presented the “Operating Cash Flow as a Multiple of Net Income” metric on an adjusted basis (which adds an average monthly CMS payment to third quarter 2007 operating cash flow) in order to facilitate period-to-period analysis.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint; increased government regulation of health benefits, managed care and pharmacy benefit management operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part D Prescription Drug benefits program, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process information, uncollectability of premium from members, increased pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to achieve expected synergies and operating efficiencies in the WellChoice, Inc. acquisition within the expected time frames or at all, and to successfully integrate our operations; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs and the complex regulations imposed on Medicare fiscal intermediaries; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, applicable to our investment portfolios; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; potential hedging activities in our common stock; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s SEC reports.

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